UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Midland Company

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Below is a communication made available to all employees of The Midland Company (the “Company” or “Midland”) by posting in the Company’s newsletter to all associates on December 13, 2007.

From Where I Sit

By John W. Hayden

Midland President & CEO

Town Hall Meetings Put a Face, or Three, on Munich Re

I hope you had a chance to attend one of our Town Hall meetings on November 27 to get a sense of the similarity of values and corporate cultures that define Munich Re and Midland. If you didn’t—or, even, if you did—I’d like to put it in perspective for you… my perspective, at least.

Assuming the merger is approved and completed as planned sometime in the first half of 2008, each of us would largely go on with our work, producing the same outstanding results that have placed Midland in the upper echelons of the property and casualty insurance industry for many years. But, there could be an important difference. And, it can probably be summed up in one word: “Opportunity.”

As Dr. Peter Roeder and Tony Kuczinski pointed out in our Town Hall meetings, we would need to act locally, but think globally. We would, as I said in my closing remarks, “need to deliver our plan,” but possibly with new doors opened to us to help achieve long-term, profitable growth. And, as part of an international organization of nearly 40,000 people who touch virtually every aspect of the insurance industry, it goes without saying that “opportunity” would take on a whole new meaning.

But, whether Midland is owned by Munich Re or not, our future looks rosy. And, you have the opportunity to be an important part of it!

Claims Team Models ‘Beyond Standard Service’ in California Wildfires

If a customer or business partner were to stop you in the hall and ask “Just how is it that you deliver ‘beyond standard’ service?” would you be able to answer? I asked myself that question recently (yes, I spend a lot of time talking to myself); and, while there are a number of examples I could point to, one in particular came to mind.

It happened recently during the wildfires that ravaged parts of southern California. And, while most companies were likely sitting back, waiting for the inevitable inbound flood of claims calls to come in, our Claims team was placing outbound calls to every policyholder in the affected area to see if they were all right and if they needed any assistance. Wow!

Sure, that’s good for business. But, it’s even better for the soul. I’d like to share an excerpt with you from a letter we received shortly after the wildfires from one of our customers there. (I don’t have permission to use her name, so I’ll stick to initials.):

“I am writing this e-mail to let you know that your...people are truly exemplary. Our Lake Arrowhead, California mountain home is insured with your company…With the Grass Valley wild fire, our home was in a mandatory evacuation area. On Friday, I received a phone call from Tammy…She stated that all your California policy holders were being called to find out if there were any problems and if there was anything she could do…I just want to let you know that it blows me away that American Modern would take the time and effort to call their policy holders. You are a remarkable company and stand far above anyone else in your field. Keep up this wonderful human resource and moral business ethic…S.H.”

Wow! That’s “beyond standard service.” And, it’s the kind of behavior that we need to consistently recognize and model throughout our organization. So, we’re going to begin capturing great stories like that and displaying them on the new digital signs that grace our various lobbies. That way I can just smile and point to the signs when I bump into customers or business partners in the hall.

Putting the Finishing Touches on a Very Busy Year

Doesn’t it seem like more and more “stuff” happens with each passing year? If I’d have kept a diary this year, it would have likely rivaled “War and Peace” for shelf space…but not quality.

A dear friend said farewell in July, as Midland’s Chief Financial Officer traded in his calculator for a new set of giant golf clubs and gave early retirement a spin. (I always said he was smarter than me.)

We were blessed with some wonderful new business partnerships…good people and great opportunities to build strong and lasting relationships, which underscore the value propositions we deliver to the marketplace.

The opening of the new building on our Amelia campus was a button-popper for me, especially all the history, corporate values and tributes to key business partners that adorn the hallways and rooms in the Conference Center. (Of course, naming the new building “Building II” was hardly a testament to Midland’s “creativity” value.)

And, of course, all the negotiations and subsequent announcement of our pending merger with Munich Re would have filled many chapters in my fictitious diary (which I couldn’t share with you, anyway, until after the shareholders vote).

It was among the busiest of years and, in many ways, one of the most fulfilling. Our many successes and new opportunities speak volumes about your remarkable resiliency, inventiveness and commitment to Midland values. So, I want to thank you, as always, for your contribution to our success and for your ongoing commitment to the community that we are an important and trusted part of. I hope that you and yours have a wonderful holiday season and a happy, healthy and safe new year.

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Midland by Munich Re. In connection with the proposed acquisition, Midland intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Midland intends to file other relevant materials with the SEC. Shareholders of Midland are urged to read all relevant documents filed with the SEC when they become available, including Midland’s proxy statement, because they will contain important information about the proposed transaction, Midland and Munich Re. A definitive proxy statement will be sent to holders of Midland stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Midland.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site,
http://www.sec.gov. In addition, Midland shareholders may obtain free copies of the documents filed with the SEC when available by contacting Midland’s Chief Financial Officer, Todd Gray, at 513-943-7100.

Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Midland or Munich Re with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Munich Re and its directors and executive officers, and Midland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Midland common stock in respect of the proposed transaction. Information about the directors and executive officers of Midland is set forth in Midland’s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Munich Re and its directors and executive officers, and Midland and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.